Exhibit 3.1

AMENDMENT TO THE

AMENDED AND RESTATED BYLAWS

OF AVINGER, INC.

The undersigned, in his capacity as the President and Chief Executive Officer of Avinger, Inc. (the “Corporation”), hereby certifies on behalf of the Corporation that the following Amendment to the Amended and Restated Bylaws of the Corporation (the “Bylaws”) was duly adopted by the Board of Directors of the Corporation on October 27, 2021:

1.	Section 2.6 of the Bylaws is hereby amended and restated in its entirety to read as follows:

“2.6         QUORUM

The holders of at least one-third (1/3) of the stock issued and outstanding and entitled to vote, present in person or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of the stockholders. Where a separate vote by a class or series or classes or series is required, at least one-third (1/3) of the outstanding shares of such class or series or classes or series, present in person or represented by proxy, shall constitute a quorum entitled to take action with respect to that vote on that matter, except as otherwise provided by law, the certificate of incorporation or these bylaws.

If a quorum is not present or represented at any meeting of the stockholders, then either (i) the chairperson of the meeting, or (ii) if the chairperson does not act, the stockholders entitled to vote at the meeting, present in person or represented by proxy, shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present or represented. At such adjourned meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the meeting as originally noticed.”

2.	All other provisions of the Bylaws remain in full force and effect.

Date:  October 27, 2021

By:	/s/ Jeffrey M. Soinski
Jeffrey M. Soinski President and Chief Executive Officer